434 Fayetteville Street, Suite 600, Raleigh, NC 27601

FOR IMMEDIATE RELEASE

For Public Relations:
Felicia Ramsey
Summus, Inc. (USA)
(919) 807-5646
felicia.ramsey@summus.com

     RISING CONSUMER DEMAND FOR
NEW SUMMUS MOBILE PHONE APPLICATIONS

Downloads of Summus’ new Sports Illustrated Swimsuit Wallpaper and Phil Hellmuth’s Texas Hold ‘em Multiplayer Poker Game are Driving Revenue Growth

Raleigh, N.C. — June 29, 2004 — Summus, Inc. (USA) (OTCBB: SUMU), a developer of applications and solutions that optimize the consumer wireless experience today announced that two of its mobile phone applications, Sports Illustrated Swimsuit and Phil Hellmuth’s Texas Hold’em, are showing tremendous success. Sales of both products have already exceeded the Company’s quarterly revenue expectations.

The Sports Illustrated Swimsuit content enables consumers to purchase photos of their favorite swimsuit models to save as wallpaper on their phone handset display. Phil Hellmuth’s Texas Hold’em is a wireless multiplayer poker game, which is sponsored by Phil Hellmuth, one of the leading professional poker players in the world.

Gary E. Ban, Chief Executive Officer of Summus stated: “Since the March product launch, we are seeing higher download numbers from our Sports Illustrated Swimsuit wallpaper product then we have from any other product to date. The product, which is now available on ten major wireless carriers in North and South America, costs consumers from $1.00 to $2.00 per swimsuit photograph. Through the end of May, Summus has recorded over 400,000 downloaded photographs. Summus earns a percentage of revenue from each photograph that is purchased.

“In May, Summus launched its first branded, multiplayer mobile phone game, Phil Hellmuth’s Texas Hold’em, at a kick-off reception in Las Vegas during the 2004 World Series of Poker. The application, which has garnered a positive review from Wireless Gaming Review (http://www.wgamer.com/gamedir/game-3948), is available on 19 mobile phone models offered by a number of major wireless carriers, with others coming soon. Consumers can purchase the game from their wireless carrier for a monthly subscription of $2.99 per month. Summus earns recurring revenue from each monthly payment. We are pleased that subscription downloads in the first month have surpassed levels set by launches of all other Summus game products.

     Summus, Inc. (USA) main office: 919.807.5600 • toll free: 877.463.3253 • fax: 919.807.5601 www.summus.com

434 Fayetteville Street, Suite 600, Raleigh, NC 27601

“We believe our Sports Illustrated Swimsuit and Phil Hellmuth’s Texas Hold’em products will significantly contribute to the success of the 2004 second quarter results. At this time, as we look towards the close of the 2004 second quarter, we feel confident that we can show continual quarter-on-quarter revenue growth.

“Summus is enjoying this kind of success due to our razor-sharp focus to develop and launch unique, branded applications and products that are geared to the consumer mass-market and personalization of the mobile phone. Our relationship with Fujifilm, which we announced in February 2004, is an example of our continued commitment to partnering with leading content brands to build successful applications. Fujifilm Get the Picture Mobile, which we expect to launch in Q3 2004, will enable consumers to capture, store, share and print all of their digital images in an easy-to-use mobile phone application. We anticipate that our Fujifilm application, plus others in the pipeline, will continue to broaden our product portfolio to drive the positive momentum in our revenue growth through the end of 2004 and beyond.”

About Summus

Summus is a developer of solutions that optimize the consumer wireless experience. The company partners with leading content brands to develop compelling wireless applications for the cell phone. Summus’ highly successful applications are focused within the most popular growth areas of photo-messaging, games, entertainment and personalization. Summus currently offers 27 cell phone applications deployed through 22 wireless carriers in the U.S and abroad. Summus builds these applications with a low-stress navigation that is designed for a consistently superior user experience. For more information, see www.summus.com.

This press release contains forward-looking statements that involve risks and uncertainties concerning Summus’ business, products, and financial results. Actual results may differ materially from the results predicted. More information about potential risk factors that could affect our business, products, and financial results is included in Summus’ annual report on Form 10-K for the year ended December 31, 2003, and in reports subsequently filed by Summus with the Securities and Exchange Commission(“SEC”). All documents are available through the SEC's Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov or from Summus’ web site at www.summus.com. Summus hereby disclaims any obligation to publicly update the information provided above, including forward-looking statements, to reflect subsequent events or circumstances.

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     Summus, Inc. (USA) main office: 919.807.5600 • toll free: 877.463.3253 • fax: 919.807.5601 www.summus.com